Exhibit 99.1

USA Technologies Announces Preliminary Estimated Results for Fourth Quarter and Fiscal Year 2017

MALVERN, Pa. – July 17, 2017 – USA Technologies, Inc. (NASDAQ:USAT), a premier payment technology service provider of integrated cashless and mobile transactions in the self-service retail market, today announced preliminary estimated financial results for the fourth quarter and fiscal year ended June 30, 2017.

The company’s financial closing procedures for the quarter and fiscal year ended June 30, 2017 are not yet complete. Its consolidated financial statements for the fiscal year ended June 30, 2017 are not yet available and the company’s independent registered public accounting firm has not completed its audit of the consolidated financial statements for such period. Set forth below are certain estimates that the company expects to report for the quarter and fiscal year ended June 30, 2017. The company’s actual results may differ materially from these estimates.

The following are estimates for the quarter ended June 30, 2017:

•	Revenues of between $32 million to $34 million, representing an increase of between 46% to 55% over revenues for the fourth quarter ended June 30, 2016;
•	Net income (loss) of between $(400,000) to $400,000, representing an improvement of between 54% to 146% over net loss for the fourth quarter ended June 30, 2016;
•	Adjusted EBITDA of between $2.3 million to $3.1 million, representing an increase of between 267% and 395% over Adjusted EBITDA for the fourth quarter ended June 30, 2016; and
•
Net new connections of 64,000, representing an increase of 129% over net new connections during the company’s fiscal quarter ended June 30, 2016. The number of net new connections added to the company’s service during the fiscal fourth quarter ended June 30, 2017 reflected a significant order received from an existing customer related to the customer’s efforts to attain a 100% cashless presence in the marketplace.

The following are estimates for the fiscal year ended June 30, 2017:

•	Revenues of between $102 million to $104 million, representing an increase of between 32% to 34% over revenues during the company’s fiscal year ended June 30, 2016;
•	Net loss of between $(2.5) million to $(1.7) million representing an improvement of between 63% to 75% over net loss for the company’s fiscal year ended June 30, 2016;
•	Adjusted EBITDA of between $6.5 million to $7.3 million, representing an increase of between 9% and 22% over Adjusted EBITDA for the fiscal year ended June 30, 2016; and
•	Net new connections of 139,000, representing an increase of 45% over net new connections during the company’s fiscal year ended June 30, 2016, reflecting the significant order referred to above.

During the fiscal year ended June 30, 2017, the company estimates that approximately 66% of its revenues consisted of license and transaction fees and approximately 34% of its revenues consisted of equipment sales.

During the fiscal year ended June 30, 2017, the dollar transaction volume was approximately $800 million which is an increase of approximately 37% over the dollar transaction volume during the fiscal year ended June 30, 2016. Based upon the company’s dollar transaction volume during the fourth fiscal quarter ended June 30, 2017, the annualized dollar transaction volume would be approximately $900 million, which is an increase of approximately 32% over the company’s dollar transaction volume during the fourth quarter ended June 30, 2016.

Adjusted EBITDA Description and Reconciliation

The company considers Adjusted EBITDA as net income (loss) before interest income, interest expense, income taxes, depreciation, amortization, non-recurring fees and charges that were incurred in connection with the integration of the VendScreen business, change in fair value of warrant liabilities and stock-based compensation expense. The company has excluded the non-operating item, change in fair value of warrant liabilities, because it represents a non-cash gain or charge that is not related to our operations. The company excluded the non-cash expense, stock-based compensation, as it does not reflect the company’s cash-based operations. The company has excluded the non-recurring costs and expenses incurred in connection with the VendScreen transaction in order to allow more accurate comparison of the financial results to historical operations.

Adjusted EBITDA is a non-GAAP financial measure which is not required by or defined under GAAP (Generally Accepted Accounting Principles). The company uses these non-GAAP financial measures for financial and operational decision-making purposes and as a means to evaluate period-to-period comparisons. The company believes that these non-GAAP financial measures provide useful information about its operating results, enhance the overall understanding of past financial performance and future prospects and allow for greater transparency with respect to metrics used by management in its financial and operational decision making. Adjusted EBTIDA is presented because the company believes it is useful to investors as a measure of comparative operating performance. Additionally, the company utilizes Adjusted EBTIDA as a metric in its executive officer and management incentive compensation plans.

The presentation of this financial measure is not intended to be considered in isolation or as a substitute for the financial measures prepared and presented in accordance with GAAP, including the company’s net income or net loss or net cash used in operating activities. Management recognizes that non-GAAP financial measures have limitations in that they do not reflect all of the items associated with the company’s net income or net loss as determined in accordance with GAAP, and are not a substitute for or a measure of the company’s profitability or net earnings.

The following table reconciles estimated preliminary Adjusted EBITDA to estimated preliminary net income (loss) for the three months and fiscal year ended June 30, 2017, and actual Adjusted EBITDA to net income (loss) for the three months and fiscal year ended June 30, 2016:

	Three months ended		Tweleve months ended
($ in thousands)	6/30/2017	6/30/2016	6/30/2017	6/30/2016
Net income (loss)	(Preliminary)	(Actual)	(Preliminary)	(Actual)
Less interest income	$(400) - 400	$(872)	$(2,500) - (1,700)	$(6,806)
Plus interest expenses	(100)	(182)	(500)	(320)
Plus income tax provision / (Less income tax benefit)	300	197	900	600
Plus depreciation expense	50	(703)	150	(615)
Plus amortization expense	1,850	1,272	5,400	5,135
EBITDA	50	44	200	88
	1,750 - 2,550	(244)	3,650 - 4,450	(1,918)
Plus loss on fair value of warrant liabilities / (Less gain on fair value of warrant liabilities)
Plus stock-based compensation	-	(18)	1,500	5,674
Plus intangible asset impairment	550	198	1,200	849
Plus VendScreen non-recurring charges	-	432	-	432
Plus Litigation related professional fees	-	258	100	842
Plus non recurring charges	-	-	50	105
Adjusted EBITDA	550	870	2,850	7,902
	$2,300 - 3,100	$626	$6,500 - 7,300	$5,984

About USA Technologies

USA Technologies, Inc. is a premier payment technology service provider of integrated cashless and mobile transactions in the self-service retail market. The company also provides a broad line of cashless acceptance technologies including its NFC-ready ePort® G-series, ePort® Connect, ePort® Interactive, QuickConnect, an API Web service for developers, and MORE., a customizable loyalty program. USA Technologies has 73 United States and foreign patents in force; and has agreements with Verizon, Visa, Chase Paymentech and customers such as Compass, AMI Entertainment and others. For more information, please visit the website at www.usatech.com.

Forward-Looking Statements

USAT cautions you that statements in this press release that are not a description of historical facts are forward-looking statements. These statements are based on the company’s current beliefs and expectations. The inclusion of forward-looking statements should not be regarded as a representation by USAT that any of our plans will be achieved. Actual results may differ from those set forth in this press release due to conditions affecting the capital markets, general economic, industry, or political conditions, and other risks described in our prior press releases and in our filings with the Securities and Exchange Commission, including under the heading “Risk Factors” in our Annual Report on Form 10-K. You are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date hereof, and we undertake no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

F-USAT
Investor Contact:
Mike Bishop
The Blueshirt Group
Tel: +1 415-217-4968
mike@blueshirtgroup.com

Source: USA Technologies, Inc.